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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Marshik                              Frank                  X.
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   (Last)                            (First)              (Middle)

5110 San Felipe #127 West
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                                    (Street)

Houston                                TX                   77056
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Excalibur Industries, Inc. - EXCB
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

12/02
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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)


                       ---------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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Common Stock                4/8//02                  A               218,635     A      *                       D
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Common Stock                4/8//02                  A                50,000     A      *                       I         Spouse
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Common Stock                5/22/02                  C                80,000     A      **                      I         IRA
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Common Stock                7/25/02                  G                24,000     D      ***                     D
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Common Stock                                                                                     348,635        D,I****  Spouse, IRA
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* Shares issued in exchange for shares of Excalibur Holdings, Inc. pursuant to a merger of the issuer's wholly owned subsidiary with and into Excalibur Holdings.
**  Shares issued upon conversion of Series A and Series B Preferred Stock.
*** Shares gifted to family members
**** 194,635 shares held directly, 80,000 shares held in an IRA, 50,000 shares held by Mr. Marshik's spouse, and 24,000 held shares held by Mr. Marshik as custodian for members of Mr. Marshik's family under state uniform gift to minors acts.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Series B     $1.25   4/8/02            A         80,000       4/8/02            Common    80,000  *                 I        IRA
Convertible                                                                     Stock
Preferred
Stock
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Series B     $1.25   5/22/02           C                      4/8/02            Common    80,000                    I        IRA
Convertible                                            80,000                   Stock
Preferred
Stock
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Common       $1.00   4/8/02            A                      4/8/02   2/28/09  Common    37,600  *                 D
Stock                                                  37,600                   Stock
Purchase
Warrants
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Common       $1.35   4/8/02            A         24,000       4/8/02   4/5/09   Common    24,000  *                 I        IRA
Stock                                                                           Stock
Purchase
Warrants
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Common       $1.00                                                     2/28/09  Common    37,600          37,600    D
Stock                                                  37,600                   Stock
Purchase
Warrants
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Common       $1.35                                                     4/5/09   Common    24,000          24,000    I        IRA
Stock                                                                           Stock
Purchase
Warrants
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Explanation of Responses:

* Shares and warrants issued in exchange for shares of Excalibur Holdings, Inc. pursuant to a merger of the issuer's wholly owned subsidiary with and into Excalibur Holdings.



/s/ Frank X. Marshik                                         February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.